Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Xiao-I Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit			Maximum Aggregate Offering Price			Fee Rate		Amount of Registration Fee
	Newly Registered Securities
Fees to Be Paid	Equity	Ordinary shares, par value US$0.00005 per share, represented by ADSs (1)	Rule 457(a)	6,900,000	(2)	US$	8.8	(3)	US$	60,720,000	(3)	US$	0.00011020	US$	6,691.34
Fees Previously Paid	Equity	Ordinary shares, par value US$0.00005 per share, represented by ADSs(1)	Rule 457(o)	—			—		US$	60,000,000	(4)	US$	0.00011020	US$	6,612
	Total Offering Amounts			6,900,000	(2)	US$	8.8	(3)	US$	60,720,000	(3)			US$	6,691.34
	Total Fees Previously Paid													US$	6,612
	Total Fee Offsets
	Net Fee Due													US$	79.34

(1)	American depositary shares issuable upon deposit of ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333- 269502). Each American depositary share represents one-third of an ordinary share.

(2)	Includes ordinary shares represented by ADSs which are issuable upon the exercise of the underwriters’ option to purchase additional ADSs.

(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.

(4)	Previously paid, calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.